EXHIBIT 16.1

May 11, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Dear Sirs,

TGS INTERNATIONAL LTD.

We have received a copy of, and are in agreement with, the statements being made by TGS International Ltd. in Item 4.01 of its Form 8-K dated May 11, 2021, captioned Changes in Registrant’s Certifying Accountant.

We herby consent to the filing of this letter as an exhibit to the foregoing statements on Form 8-K.

Yours faithfully,

/s/ Moore Stephens CPA Limited

Moore Stephens CPA Limited